Gilead Contacts:	Arresto Contact:
Susan Hubbard, Investors	Peter Van Vlasselaer, PhD
(650) 522-5715	(408) 391-4251
Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES TO ACQUIRE ARRESTO BIOSCIENCES FOR $225 MILLION

— Deal Adds Pipeline Candidates for Fibrotic Diseases —

Foster City, CA and Palo Alto, CA – December 20, 2010 – Gilead Sciences, Inc. (Nasdaq: GILD) and Arresto Biosciences, Inc., a privately-held, development-stage biotechnology company focused on medicines to treat fibrotic diseases and cancer, today announced the signing of a definitive agreement pursuant to which Gilead will acquire Arresto. Under the terms of the agreement, Gilead will acquire Arresto for $225 million and potential future payments based on achievement of certain sales levels. Gilead anticipates that the deal would close in the first quarter of 2011, subject to satisfaction of certain closing conditions, and plans to finance the acquisition through available cash on hand.

Arresto develops medicines that target enzymes involved in the synthesis of the extracellular matrix, which appear to play a role in the etiology of a variety of fibrotic diseases and cancer.  The company’s lead product is AB0024, a humanized monoclonal antibody (mAb) targeting the human lysyl oxidase-like-2 (LOXL2) protein. The company recently initiated a Phase I study evaluating AB0024 in patients with idiopathic pulmonary fibrosis (IPF). A Phase I study of AB0024 in patients with advanced solid tumors is also ongoing.

“Arresto’s research and development expertise is well aligned with Gilead’s areas of focus, including our ongoing clinical program for ambrisentan in IPF,” said Norbert W. Bischofberger, PhD, Gilead’s Executive Vice President, Research and Development and Chief Scientific Officer. “We look forward to working with the team from Arresto to advance the development of novel therapies for serious fibrotic diseases and explore their potential for the treatment of tumors.”

“Gilead shares Arresto’s vision of bringing innovative new therapeutic options to patients with unmet medical needs,” said Peter Van Vlasselaer, PhD, Arresto’s President and Chief Executive Officer. “Arresto was founded based on the promise of selective antibody therapies and I am confident the combined resources of our companies best position us to build upon our early scientific results.”

“Under Peter’s direction, Arresto has accomplished a remarkable amount in three short years,” said Beth Seidenberg, MD, Arresto Chairman of the Board, and Partner at Kleiner Perkins Caufield & Byers.  “Peter’s leadership is extraordinary and proven in several companies.  The board is proud of the accomplishment of the Arresto team and enthusiastic about Gilead’s commitment to advancing the programs for the treatment of patients with fibrosis and cancer.”

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About Arresto Biosciences
Arresto Biosciences is a biotechnology company that develops medicines to treat fibrotic diseases and cancer by targeting enzymes involved in the synthesis of the extracellular matrix. In addition to AB0024, the company has preclinical candidates targeting proteins associated with various inflammatory diseases. The company is headquartered in Palo Alto, California. Arresto’s investors are Kleiner Perkins Caufield & Byers, HealthCare Ventures, Northgate Capital, DAG Ventures and Abbott Biotech Ventures.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Forward-Looking Statement
This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks to both companies that the acquisition of Arresto will not be consummated as the transaction is subject to certain closing conditions. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to Gilead’s ability to successfully integrate the business and employees of Arresto in Gilead’s business and Gilead’s ability to successfully advance Arresto’s pipeline programs. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.